Exhibit 99.1

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES PRICES $850 MILLION OFFERING

OF SENIOR UNSECURED NOTES

BOSTON, MA, November 8, 2010 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, announced today that its operating partnership, Boston Properties Limited Partnership (“BPLP”), has agreed to sell $850 million of 4.125% senior unsecured notes due 2021 in an underwritten public offering through Citi, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated, US Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as joint book-running managers. The notes were priced at 99.26% of the principal amount to yield 4.213% to maturity. The notes will mature on May 15, 2021, unless earlier redeemed. The offering is expected to close on November 18, 2010.

The estimated net proceeds from this offering are expected to be approximately $836.9 million after deducting underwriting discounts and estimated transaction expenses of approximately $13.1 million. BPLP intends to use all or a portion of the net proceeds from this offering to repay, redeem or repurchase outstanding indebtedness, including its 6.25% Senior Notes due 2013 (“2013 Notes”) or other debt securities with near-term maturities. The indenture governing the 2013 Notes allows redemption at a redemption price equal to the sum of (i) the present values as of the redemption date of the remaining scheduled payments of principal and interest to maturity (excluding any accrued and unpaid interest) discounted on a semi-annual basis at a rate equal to the yield to maturity of a comparable United States Treasury security plus 0.35%, plus (ii) accrued interest to the redemption date. To the extent that BPLP redeems or repurchases its debt securities at a premium, it will record a loss on extinguishment of debt for the applicable period. BPLP intends to use any proceeds not used for debt reduction for general business purposes, which may include investment opportunities. Pending such uses, BPLP may invest the proceeds in short-term, interest-bearing securities.

The offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Citi, Brooklyn Army Terminal 140 58th Street – 8th Floor, Brooklyn, NY 11220, Attn: Prospectus Department, or by calling 877-858-5407; Deutsche Bank Securities Inc., 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, by calling 800-503-4611 or by email at prospectusrequest@list.db.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: High Grade Syndicate Desk, 3rd floor, or by calling 212-834-4533; and Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, or by calling 866-718-1649. An effective registration statement is on file with the Securities and Exchange Commission (SEC), and a copy of the prospectus and related prospectus supplement also will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, two residential properties and three retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, D.C., San Francisco and Princeton, N.J.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effectiveness of our interest rate hedging program, the ability of our joint venture partners to satisfy their obligations, the effects of local economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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